Exhibit 10.7

FACILITY AGREEMENT

dated 4 September 2006

for

PBL ENTERTAINMENT (MACAU) LIMITED

as Borrower

arranged by

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED,

BANC OF AMERICA SECURITIES ASIA LIMITED,

BARCLAYS CAPITAL and DEUTSCHE BANK AG, HONG KONG BRANCH

as Coordinating Lead Arrangers

with

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

acting as Agent

and

ANZ FIDUCIARY SERVICES PTY LIMITED

acting as Security Trustee

and

BANK OF AMERICA N.A., HONG KONG BRANCH as Account Bank

SUBCONCESSION FACILITY

33.	Amendments and Waivers	74

34.	Counterparts	75

35.	Governing Law	76

36.	Enforcement	76

THIS AGREEMENT is dated 4 September 2006 and made between:

(1)	PBL ENTERTAINMENT (MACAU) LIMITED (the “Borrower”);

(2)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED, BANC OF AMERICA SECURITIES ASIA LIMITED, BARCLAYS CAPITAL and DEUTSCHE BANK AG, HONG KONG BRANCH as coordinating lead arrangers (whether acting individually or together the “Arrangers”);

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(4)	AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED as agent of the other Finance Parties (the “Agent”);

(5)	ANZ FIDUCIARY SERVICES PTY LIMITED as security trustee for the Finance Parties (the “Security Trustee”); and

(6)	BANK OF AMERICA N.A., HONG KONG BRANCH as account bank (the “Account Bank”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1. DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“APLMA” means the Asia Pacific Loan Market Association.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date falling 30 days thereafter.

“Available Commitment” means, prior to the making of the Utilisation Request, a Lender’s Commitment or, thereafter, zero.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Bank Guarantees” means the guarantees procured by the Sponsors to be granted by a bank or other financial institution pursuant to and maintained in accordance with Clause 19.13 (Sponsor Guarantees).

“Bank Guarantor” means the grantor of a Bank Guarantee.

“Borrowings” means, (without double counting) at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business and otherwise not exceeding, in aggregate, $5,000,000 or its equivalent);

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Final Maturity Date;

(h)	any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 90 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period, provided that Break Costs shall not include any loss of margin.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in the Macau SAR, the Hong Kong SAR, London, Melbourne, Sydney and New York City.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of membership interests in a limited liability company, any and all classes of partnership interests in a partnership, any and all equivalent ownership interests in a person and any and all agreements, warrants, rights or options to acquire any of the foregoing.

“Change of Control” means, save to the extent set out in and contemplated by the Corporate Restructuring Memorandum, the occurrence of any of the following:

(a)	the Sponsors cease collectively to beneficially own, directly or indirectly in the aggregate, (i) prior to any Permitted Public Offering, 90% (measured by voting power) and 90% (measured by size of equity interest) of the outstanding Capital Stock of the Borrower, (ii) after any Permitted Public Offering, at least 65% (measured by voting power) and at least 65% (measured by size of equity interest) of the outstanding Capital Stock of the Borrower, or (iii) at any time PBL ceases to own at least 50% of the Sponsors’ combined percentage of the outstanding Capital Stock of the Borrower;

(b)	prior to any Permitted Public Offering, the Sponsors cease collectively to have, directly or indirectly, the power to direct the management and operations of the Borrower, including the power to appoint or remove all, or the majority, of the board of directors of the Borrower; or

(c)	there ceases to be a majority of directors on the board of the Borrower who were elected with the approval of a majority of the directors of Melco PBL Entertainment whose election to the board of Melco PBL Entertainment was in turn approved by the Sponsors collectively (or by directors whose election was approved by the Sponsors collectively), provided that for the purposes of this definition, PBL shall be treated as owning 100% of the Capital Stock of Mancon Nominees Pty Limited so long as PBL owns at least 99.99% of the Capital Stock of Mancon Nominees Pty Limited and this definition and the criteria set out in this definition shall be read and construed accordingly.

“Closing Certificate” means the certificate to be delivered by PBL pursuant to Clause 5.6 (Closing Conditions and Conditions Subsequent).

“Closing Declaration” means the declaration to be delivered by the Borrower pursuant to Clause 5.6 (Closing Conditions and Conditions Subsequent).

“Closing Date” means the date upon which Completion occurs.

“Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Commitment Letter” means the letter dated 4 September 2006 between the Sponsors, the Borrower and the Arrangers.

“Completion” means the satisfaction of each of the conditions specified in article V of the Wynn Agreement, the closing of the Grant of Subconcession in accordance with article III of the Wynn Agreement and the issue of the Subconcession to the Borrower, the execution and delivery of the Subconcession Contract by all parties thereto and the occurrence of the effective date specified in article 108 thereof.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the APLMA as set out in Schedule 5 (APLMA Form of Confidentiality Undertaking) or in any other form agreed between the Borrower and the Agent.

“Constitutional Documents” means, collectively, in relation to any person, any certificate of incorporation, memorandum and articles of association, bylaws, shareholders’ agreement, certificate of formation, limited liability company agreement, partnership agreement and any other formation or constituent documents applicable to such person.

“Corporate Restructuring” means the implementation and completion of the transactions set out in and contemplated by the Corporate Restructuring Memorandum.

“Corporate Restructuring Memorandum” means the corporate restructuring paper entitled “PBL Entertainment (Macau) Limited - Corporate Restructuring Memorandum” in an agreed form, prepared by PBL and dated 31 August 2006, describing the ownership structure of the Group and its key assets (including the Subconcession, the Project and the Mocha Slot Business) and Great Wonders and its key assets (including the Crown Macau Project) as at the date hereof and following the transfer of ownership in the Borrower upon the approval of the government of the Macau SAR which is expected to occur following the acquisition of the Subconcession by the Borrower.

“Crown Macau Project” means the design, development, construction, ownership and maintenance of a hotel and casino in Taipa, Macau SAR by Great Wonders, the operation of the hotel by Great Wonders or Melco PBL Hotel (Crown Macau) Limited), its Affiliate which at the date hereof is a Subsidiary of Melco PBL Entertainment (Greater China) Limited, and the

leasing and operation of the casino in accordance with the Subconcession and the documentation entered into by, inter alia, Great Wonders in connection with the foregoing and in connection with its financing.

“Default” means an Event of Default or any event or circumstance specified in Clause 20 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Security Trustee.

“Disbursement Account” means the account referred to in Clause 5.5 (Limitations on Utilisations)

“EBITDA” means the profits of the Borrower, on an unconsolidated basis, from ordinary activities before taxation:

(a)	before deducting any Finance Charges;

(b)	before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets;

(c)	before taking into account any items treated as exceptional or extraordinary items (other than, for the avoidance of doubt, any such item arising as a consequence of any delay in the opening of the Crown Macau Project);

(d)	before taking into account any realised and unrealised exchange gains and losses including those arising on translation of currency debt; and

(e)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Borrower from ordinary activities before taxation.

“Equity” means, at any time, the aggregate of:

(a)	the amounts paid up by each Sponsor Group Shareholder by way of subscription for shares in the Borrower; and

(b)	the amounts advanced to the Borrower and outstanding at such time by way of Sponsor Group Loans.

“Event of Default” means any event or circumstance specified as such in Clause 20 (Events of Default).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arrangers and the Borrower (or the Agent and the Borrower or the Security Trustee and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Final Maturity Date” means the fifteenth Repayment Date.

“Finance Charges” means, for any period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by the Borrower in respect of that period:

(a)	including the interest element of leasing and hire purchase payments;

(b)	including any accrued commission, fees, discounts and other finance payments payable by the Borrower under any interest rate hedging arrangement;

(c)	deducting any accrued commission, fees, discounts and other finance payments owing to the Borrower under any interest rate hedging instrument;

(d)	deducting any accrued interest owing to the Borrower on any deposit or bank account;

(e)	including an amount equal to interest (paid, payable or capitalised) in respect of the Notes (whether by the Borrower or Melco PBL International, but without including the same amount twice); and

(f)	excluding any other interest (capitalised or otherwise) in respect of any Subordinated Debt,

together with the amount of any cash dividends or distributions paid or made by the Borrower in respect of that period.

“Finance Document” means this Agreement, the Sponsor Guarantees, the Bank Guarantees, the Commitment Letter, any Fee Letter, any document to be entered into in connection with the satisfaction of the Subconcession Facility Extension Conditions and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, an Arranger, the Security Trustee, the Account Bank or a Lender.

“Financial Indebtedness” means (without double counting, where relevant) any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business and otherwise not exceeding, in aggregate, $5,000,000 or its equivalent);

(i)	any amount raised by the issue of redeemable shares which are redeemable before the Final Maturity Date;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“First Repayment Date” means 31 December 2007.

“Funds Flow Memorandum” means the memorandum setting out the flow of funds to be utilised for payment of the Premium Price in the agreed form.

“GAAP” means, in relation to the Borrower, generally accepted accounting principles in the United States, in relation to Melco, generally accepted accounting principles in Hong Kong and, in relation to PBL, generally accepted accounting principles in Australia.

“Governmental Authority” means, as to any person, the government of the Macau SAR, any other national, state, provincial or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, in each case having jurisdiction over such person, or any arbitrator with authority to bind such person at law.

“Grant of Subconcession” means the grant of the Subconcession to the Borrower on the terms of the Wynn Agreement.

“Great Wonders” means Great Wonders, Investments, Limited.

“Group” means the Borrower, its Subsidiaries and the Sponsor Group Shareholders.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“Hong Kong SAR” means the Hong Kong Special Administrative Region.

“Intercreditor Agreement” means the intercreditor agreement contemplated by the Term Sheet.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default Interest).

“Land Concession Performance Bond” means the performance bond issued or to be issued to Macau SAR to secure Melco Hotel’s obligations under the land concession contract to be entered into in respect of the Project.

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, permits, approvals, agreements and regulations of any Governmental Authority having jurisdiction over the matter in question.

“Legal Reservations” means any general principles of law or equity or their equivalent in any relevant jurisdiction which limit the obligations of the Borrower and are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 21 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Leverage” means with respect to any Quarter Date the ratio of Total Debt on such Quarter Date to EBITDA in respect of any twelve month period ending on such Quarter Date.

“LIBOR” means, in relation to the Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for US dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, at or about 11:00 a.m. (London time) on the Quotation Day for the offering of deposits in US dollars for a period comparable to the Interest Period for the Loan.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Macau SAR” means the Macau Special Administrative Region.

“Majority Lenders” means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan.

“Margin” means 3 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) of the Borrower or the prospects of the Group taken as a whole;

(b)	the ability of the Borrower to perform its obligations under the Finance Documents; or

(c)	the validity or enforceability of the Finance Documents or the rights or remedies of any Finance Party under the Finance Documents.

“Melco” means Melco International Development Limited.

“Melco Hotels” means Melco Hotels and Resorts (Macau) Limited.

“Melco PBL Entertainment” means Melco PBL Entertainment (Macau) Limited.

“Melco PBL International” means Melco PBL International Limited.

“Mocha Slot Business” means the assets comprised in the Mocha Slot electronic gaming machine lounge business carried on at the date hereof by the Mocha Slot Group.

“Mocha Slot Group” means Mocha Slot Group Limited, Mocha Slot Management Limited and Mocha Café Limited.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc or its successor.

“Notes” means the USD600 million (or such other amount as may be agreed) notes proposed to be issued by Melco PBL International, or any other alternative debt issued as referred to in footnote 24 of the Term Sheet.

“Other Security” shall have the meaning given to it in Clause 23.1 (Trust).

“Party” means a party to this Agreement.

“PBL” means Publishing and Broadcasting Limited.

“Permitted Public Offering” means the proposed initial primary offering to the public of ordinary shares in Melco PBL Entertainment and the listing thereof on the NASDAQ Stock Market and any subsequent primary or secondary offering to the public of ordinary shares in Melco PBL Entertainment which, in aggregate, including the initial offering, will, following allotment, comprise no more than 35% of the then outstanding Capital Stock of Melco PBL Entertainment.

“Premium Price” means the premium payable to Wynn Macau for the grant of the Subconcession under the Wynn Agreement.

“Project” means the design, development, construction, ownership, operation, management and maintenance of the “City of Dreams” hotel and casino complex by Melco Hotels and, in respect of the operation and management of any casino or gaming areas therein, the Borrower, as contemplated in the Term Sheet and in accordance with the Subconcession.

“Project CP Satisfaction Date” means the date on which all conditions precedent to the initial utilisation of the Project Facilities contemplated by the Term Sheet have been satisfied.

“Project Facilities” means the “Project Facilities” referred to in the Term Sheet to be provided to the Borrower and others.

“Quarter Date” means each of 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period.

“Reference Banks” means the principal London offices of Australia and New Zealand Banking Group Limited, Bank of America, N.A., Barclays Bank PLC and Deutsche Bank AG or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the London interbank market.

“Repayment Date” means:

(a)	the First Repayment Date; and

(b)	each Quarter Date thereafter,

but if any such date is not a Business Day, then that Repayment Date shall be deemed to be the immediately succeeding Business Day.

“Repayment Instalment” means each instalment for repayment of the Loan referred to in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status) to 17.6 (Governing law and enforcement), Clause 17.9(a) (No default), Clause 17.10 (No misleading information), Clause 17.11 (Pari passu ranking) and Clause 17.12 (No proceedings pending or threatened).

“Screen Rate” means the British Bankers’ Association Interest Settlement Rate for dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“SJM” means Sociedade de Jogos de Macau, S.A.

“Sponsor Group Loans” means Financial Indebtedness advanced by one or more of the Sponsor Group Shareholders directly or indirectly to the Borrower.

“Sponsor Group Shareholder” means any direct or indirect shareholder of the Borrower which is a Sponsor, a Subsidiary of a Sponsor or which would be a Subsidiary of a Sponsor were the rights and interests of each Sponsor in respect thereof combined.

“Sponsor Guarantees” means the guarantees granted or to be granted by the Sponsor Group Shareholders, in the case of PBL pursuant to paragraph 3(b) of Schedule 2, Part I (Conditions precedent to initial Utilisation), and maintained in accordance with Clause 19.13 (Sponsor Guarantees).

“Sponsor Guarantor” means the grantor of a Sponsor Guarantee.

“Sponsors” means Melco and PBL and “Sponsor” means each of them.

“Standard & Poor’s” or “S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or its successor.

“Subconcession” means the binding trilateral agreement to be entered into by and between Macau SAR, Wynn Macau (as concessionaire for the operation of casino games of chance and other casino games in the Macau SAR, under the terms of the 24th June 2002 concession contract by and between the Macau SAR and Wynn Macau) and the Borrower, comprising a set of instruments from which shall flow an integrated web of rights, duties and obligations by and for all and each of the Macau SAR, Wynn Macau and the Borrower (the nominative administrative contract known as the subconcession contract for the operation of casino games of chance and other casino games in the Macau SAR, executed by Wynn Macau and the Borrower, to be the most significant instrument thereof), pursuant to the terms of which the Borrower shall be entitled to operate casino games of chance and other casino games in the Macau SAR as an autonomous subconcessionaire in relation to Wynn Macau.

“Subconcession Bank Guarantee” means the bank guarantee to be provided under article 61 of the Subconcession Contract in the form required by the Macau SAR.

“Subconcession Bank Guarantee Facility” means the facility extended or to be extended to the Borrower by the Subconcession Bank Guarantor in accordance with the terms of the Subconcession Bank Guarantee Facility Agreement for the issuance of the Subconcession Bank Guarantee.

“Subconcession Bank Guarantee Facility Agreement” means the agreement in the form of the letter of request signed or to be signed by the Borrower and addressed to the Subconcession Bank Guarantor.

“Subconcession Bank Guarantor” means Banco Nacional Ultramarino, S.A.

“Subconcession Contract” means the nominative administrative contract for the operation of games of chance and other casino games in the Macau SAR to be executed by Wynn Macau and the Borrower together with the following letters to be entered into: (i) letter from the Government of the Macau SAR to be addressed to the Borrower and copied to Wynn Macau, with regard to the confirmation by the Government of the Macau SAR of the nominative administrative contract referred to above; (ii) letter from the Borrower to be addressed to the Government of the Macau SAR, with regard to the confirmation of the rights and obligations of the Borrower towards the Government of the Macau SAR, and (iii) letter from the Government of the Macau SAR to be addressed to the Borrower, with regard to the confirmation of the rights and obligations of the Government of the Macau SAR towards the Borrower.

“Subconcession Facility Extension Conditions” means the issue of confirmation by the Agent to the Borrower in writing that it has received in form and substance acceptable to it, evidence:

(a)	that Leverage on at least two consecutive Quarter Dates is less than 4.00:1 based on the quarterly financial statements delivered pursuant to Clause 18.1 (Financial statements) together with an auditor’s certificate in relation to such calculation;

(b)	of the execution and delivery of such documents and the taking of all other such actions as the Agent may reasonably require in connection with the creation, granting and perfection of the guarantees and Security (except any such guarantees and Security that relate to assets of the Project which did not come into existence in circumstances where the Project CP Satisfaction Date has not occurred) referred to in the Term Sheet in favour of the Finance Parties, including the receipt of satisfactory legal opinions;

(c)	that the Borrower, the Sponsors and the Lenders have agreed, done and implemented such amendments, supplements and further acts and other things as the Agent reasonably considers consequential upon the failure to achieve the Project CP Satisfaction Date (including without limitation to ensure satisfaction of the Investment Plans (as defined in the annex to the Subconcession Contract) under the Subconcession Contract) and the implementation (other than in connection with any guarantees or Security that relate to assets of the Project which did not come into existence in circumstances where the Project CP Satisfaction Date has not occurred) of the acts, matters and other things contemplated by the Term Sheet (including the entry into, satisfaction of conditions under and compliance with the further “Finance Documents” as defined, and on the terms and by the parties contemplated, therein (other than in connection with any guarantees or Security that relate to assets of the Project which did not come into existence in circumstances where the Project CP Satisfaction Date has not occurred) and including the entry into of such financial and other covenants as the Agent may reasonably require and the adjustment of the provisions of this Agreement including without limitation Clauses 19.3, 19.4, 19.10, 19.11 and 19.12 as the Borrower may reasonably require and the Agent, acting reasonably, may agree, taking into account, in addition to the matters specified above, the consequence and effect of the failure to achieve the Project CP Satisfaction Date on the operations of the Borrower and its Subsidiaries thereafter); and

(d)	that the conditions subsequent referred to in paragraph (b) of Clause 5.6 (Closing Conditions and Conditions Subsequent) have been satisfied, the legal opinions in paragraphs 3(a) and (b) of Schedule 2, Part III (Conditions Subsequent) in relation to the Subconcession Contract have been updated at such time and the matters referred to in Clause 19.14 (Corporate Restructuring and SJM agreements) have been completed.

“Subconcession Facility Trigger Date” means 31 December 2007.

“Subordinated Debt” means Financial Indebtedness owed by the Borrower that is fully subordinated, on terms reasonably acceptable to the Agent, to the claims of the Finance Parties hereunder.

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Term Sheet” means the term sheet attached to the Commitment Letter (including and taking into account the footnotes therein as the terms in such term sheet are varied by agreement in writing between the parties to the Commitment Letter from time to time).

“Total Commitments” means the aggregate of the Commitments, being $500,000,000 at the date of this Agreement.

“Total Debt” means, at any time, the aggregate amount of all obligations of the Borrower for or in respect of Borrowings but:

(a)	excluding any such obligations in respect of Subordinated Debt (but including any such obligations in respect of the Notes and, if such obligations would not otherwise be included herein, all obligations of Melco PBL International in respect of the Notes), the Subconcession Bank Guarantee Facility, Land Concession Performance Bond and any Sponsor Group Loans referred to in paragraph (x) of Schedule 2, Part II (Closing Declaration/Certificate) made pursuant to the Funds Flow Memorandum; and

(b)	including, in the case of finance leases, only the capitalised value therefor,

and so that no amount shall be included or excluded more than once.

“Transaction Documents” means the Wynn Agreement, the Subconcession Contract and the Finance Documents.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“Wynn Agreement” means the Agreement dated 4 March 2006 relating to the grant by Wynn Macau (subject to the approval of the Government of Macau SAR) of the Subconcession to the Borrower and made between Wynn Resorts, Limited, Wynn Macau and PBL, as amended or supplemented by an amendment agreement between the same parties dated 1 June 2006 and the side letter from Wynn Resorts, Limited to PBL dated 1 June 2006.

“Wynn Macau” means Wynn Resorts (Macau) S.A.

1.2 Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	The “Agent”, an “Arranger”, the “Security Trustee”, the “Account Bank”, any “Finance Party”, any “Lender”, any “Sponsor Guarantor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees and, in the case of the Security Trustee, any person for the time being appointed as Security Trustee in accordance with this Agreement;

(ii)	a document in “agreed form” is a document:

(1)	in a form initialled by or on behalf of the Borrower and the Agent on or before the signing of this Agreement for the purposes of identification; or

(2)	if not falling within paragraph (1) above, in form and substance satisfactory to the Agent and the Borrower (each acting reasonably) and initialled by or on behalf of the Agent and the Borrower for the purposes of identification;

(iii)	“assets” includes present and future properties, revenues and rights of every description (including any part thereof);

(iv)	“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC;

(v)	a “Finance Document” or a “Transaction Document” or any other agreement or instrument is a reference to that Finance Document or Transaction Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(vi)	“guarantee” means any written guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(vii)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(viii)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(ix)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(x)	a provision of law is a reference to that provision as amended or re-enacted; and

(xi)	a time of day is a reference to Hong Kong time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is “continuing” if it has not been remedied or waived.

(e)	In the event of any conflict between this Agreement and the Commitment Letter and Term Sheet with respect to the Subconcession Facility (as defined in the Commitment Letter), the terms of this Agreement shall prevail.

1.3 Currency Symbols and Definitions

“$” and “dollars” denote lawful currency of the United States of America.

1.4 Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2

THE FACILITY

2. THE FACILITY

2.1 The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a dollar term loan facility in an aggregate amount equal to the Total Commitments.

2.2 Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3. PURPOSE

3.1 Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards payment to Wynn Macau of the Premium Price under the Wynn Agreement.

3.2 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4. CONDITIONS OF UTILISATION

4.1 Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2, Part I (Conditions precedent to Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2 Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by the Borrower are true in all material respects by reference to the facts and circumstances then existing.

4.3 Maximum number of Loans

The Borrower may not request that a Loan be divided.

SECTION 3

UTILISATION

5. UTILISATION

5.1 Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than noon on the proposed Utilisation Date.

5.2 Completion of a Utilisation Request

(a)	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods).

(b)	Only one Loan may be requested in the Utilisation Request.

5.3 Currency and amount

(a)	The currency specified in the Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be $500,000,000 or if less, the Available Facility.

5.4 Lenders’ participation

(a)	If the conditions set out in this Agreement have been met each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office directly into the Disbursement Account.

(b)	The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall promptly (and in any event no later than 3:00 p.m. on the Utilisation Date) notify each Lender of the amount of the Loan and the amount of its participation in the Loan.

5.5 Limitations on Utilisations

The Facility may only be utilised once. Such Utilisation shall be made on or prior to the Closing Date provided that, pending disbursement to Wynn Macau, the proceeds thereof are held in an interest bearing account in the name of the Borrower with the Account Bank in the Hong Kong SAR in accordance with the Funds Flow Memorandum on terms, notwithstanding anything to the contrary in any account opening documentation, that:

(a)	they are only repayable to the Borrower by way of disbursement to Wynn Macau and application towards payment of the Premium Price under the Wynn Agreement in accordance with the Funds Flow Memorandum upon receipt by the Account Bank of the Closing Certificate and the Closing Declaration; and

(b)	if the Closing Date does not occur and such disbursement is not made within 20 Business Days of the Utilisation Date, the Borrower shall immediately prepay the Loan and all other amounts outstanding under this Agreement and the Fee Letters (and the Account Bank shall transfer the amount standing to the credit of the account to the Agent for application accordingly) and all outstanding Available Commitments shall be cancelled.

5.6 Closing Conditions and Conditions Subsequent

(a)	On the Closing Date, the Borrower and PBL shall deliver to the Agent and the Account Bank a declaration and a certificate respectively each in the form required by Schedule 2, Part II (Closing Declaration/Certificate) and delivery of such declaration or certificate (as the case may be) shall be a condition to the release of funds from the Disbursement Account pursuant to paragraph (a) of Clause 5.5 (Limitations on Utilisations).

(b) (i)	Within 45 days after the Closing Date, the Borrower shall deliver to the Agent the documents and evidence listed in paragraphs 1(a), (b) and (c) and paragraphs 3 and 4 of Schedule 2, Part III (Conditions Subsequent) each in form and substance satisfactory to the Agent (acting on the instructions of all Lenders).

(ii)	By the date falling 4 months after the Closing Date, the Borrower shall deliver to the Agent the document listed in paragraphs 1(d) and 2 of Schedule 2, Part III (Conditions Subsequent) in form and substance satisfactory to the Agent (acting on the instructions of all Lenders).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6. REPAYMENT

6.1 Repayment of Loan

(a)	The Borrower shall repay the Loan made to it:

(i)	in full on the date of initial utilisation of the Project Facilities; or

(ii)	if the date of initial utilisation of the Project Facilities does not occur on or before the Subconcession Facility Trigger Date, in instalments by repaying on each Repayment Date an amount which reduces the amount of the outstanding Loan by an amount equal to the relevant percentage of the amount of the Loan borrowed by the Borrower as at the close of business in Hong Kong on the last day of the Availability Period as set out in the table below:

Repayment Date	Repayment Instalment

First Repayment Date	3.00%
Second Repayment Date	3.00%
Third Repayment Date	5.50%
Fourth Repayment Date	5.50%
Fifth Repayment Date	5.50%
Sixth Repayment Date	5.50%
Seventh Repayment Date	6.00%
Eighth Repayment Date	6.00%
Ninth Repayment Date	6.00%
Tenth Repayment Date	6.00%
Eleventh Repayment Date	8.00%
Twelfth Repayment Date	8.00%
Thirteenth Repayment Date	8.00%
Fourteenth Repayment Date	8.00%
Fifteenth Repayment Date	16.00%

100.00%

provided that the Borrower shall repay the full amount of the remaining balance of the Loan on the date of initial utilisation of the Project Facilities.

(b)	The Borrower may not reborrow any part of the Facility which is repaid.

7. PREPAYMENT AND CANCELLATION

7.1 Illegality

If, at any time, it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled;

(c)	the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent; and

(d)	The amount of the Repayment Instalment (if there is more than one) for each Repayment Date falling after such prepayment shall be reduced pro rata by the amount prepaid.

7.2 Voluntary cancellation

The Borrower may, if it gives the Agent not less than 14 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole (but not part) of the Available Facility.

7.3 Voluntary prepayment of Loan

(a)	The Borrower may, if it gives the Agent not less than 14 Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of $5 million).

(b)	The Loan may only be prepaid after the last day of the Availability Period (or, if earlier, the day on which the Available Facility is zero).

(c)	The amount of the Repayment Instalment (if there is more than one) for each Repayment Date falling after such prepayment shall be reduced pro rata by the amount prepaid.

7.4 Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of the Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in the Loan.

(d)	The amount of the Repayment Instalment (if there is more than one) for each Repayment Date falling after such prepayment shall be reduced pro rata by the amount prepaid.

7.5 Failure to achieve Project CP Satisfaction Date or satisfy Subconcession Facility Extension Conditions

If the Project CP Satisfaction Date does not occur by the Subconcession Facility Trigger Date, then unless the Subconcession Facility Extension Conditions have been satisfied, the Majority Lenders may thereafter determine that the repayment schedule for the Facility be reviewed and the Borrower and the Agent shall thereafter enter into good faith discussions concerning the review. If, within three months after the Subconcession Facility Trigger Date, a rescheduling has not been agreed and any necessary amendments made to the Finance Documents in accordance with the terms thereof, any Lender may at any time after the expiry of such three month period, require the Agent to demand repayment of its participation in the Loan in full. Upon such demand to the Borrower, such participation, together with accrued interest and all other amounts accrued under the Finance Documents in respect thereof, shall become immediately due and payable. The amount of the Repayment Instalment (if there is more than one) for each Repayment Date falling after such prepayment shall be reduced pro rata by the amount prepaid.

7.6 Non-committed debt

If, whether in breach of the Commitment Letter or otherwise, any of the persons referred to in paragraph 6 thereof (other than the Excluded Subsidiaries (as defined in the Term Sheet)) raise Financial Indebtedness referred to (and subject to the exclusions) in sub-paragraph (a) or (b) of such paragraph 6, the Loan, together with accrued interest and all other amounts outstanding under the Finance Documents, shall become immediately due and payable.

7.7 Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8. INTEREST

8.1 Calculation of interest

(a)	The rate of interest on the Loan for each Interest Period (other than the first Interest Period) is the percentage rate per annum which is the aggregate of the applicable:

(i)	Margin; and

(ii)	LIBOR.

(b)	The rate of interest on the Loan for the first Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Margin; and

(ii)	the average of the rates as notified to the Agent and the Borrower by each Lender as soon as practicable and in any event before interest is due to be paid in respect of the first Interest Period to be that which expresses as a percentage rate per annum the cost to each Lender of funding its participation in the Loan from whatever source it may reasonably select.

8.2 Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period.

8.3 Default interest

(a)	If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below is 2.00 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)	If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent. higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4 Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9. INTEREST PERIODS

9.1 Selection of Interest Periods

(a)	The Borrower may select an Interest Period for the Loan in the Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrower not later than noon on the third Business Day prior to the commencement of the next Interest Period.

(c)	If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 9, the Borrower may select an Interest Period of one, two or three Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)	An Interest Period shall not extend beyond a Repayment Date.

(f)	Each Interest Period shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2 Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10. CHANGES TO THE CALCULATION OF INTEREST

10.1 Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2 Market disruption

(a)	If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of the Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent. of the Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3 Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4 Break Costs

(a)	The Borrower shall, within seven days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11. FEES

11.1 Commitment fee

(a)	If Utilisation of the Facility is not made within seven days of the date of this Agreement, the Borrower shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 1.5 per cent. per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2 Arrangement fee

The Borrower shall pay to the Arrangers an arrangement fee in the amounts and at the times agreed in a Fee Letter.

11.3 Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amounts and at the times agreed in a Fee Letter.

11.4 Security Agent fee

The Borrower shall pay to the Security Trustee (for its own account) the Security Trustee fee in the amounts and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12. TAX GROSS UP AND INDEMNITIES

12.1 Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2 Tax gross-up

(a)	The Borrower shall make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Borrower shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)	If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority (provided that the Borrower shall not be obliged to provide any such evidence from a Governmental Authority to the extent that such Governmental Authority does not provide it).

12.3 Tax indemnity

(a)	The Borrower shall (within seven days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)	would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)	A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

(e)	A Protected Party shall, as soon as practicable after a request from the Agent, provide a certificate confirming the amount of the loss, liability or cost referred to in paragraph (a) above and the basis thereof.

12.4 Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5 Stamp taxes

The Borrower shall pay and, within seven days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13. INCREASED COSTS

13.1 Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within seven days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

(ii)	compliance with any law or regulation,

made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2 Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3 Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied); or

(iii)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14. OTHER INDEMNITIES

14.1 Currency indemnity

(a)	If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within seven days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2 Other indemnities

The Borrower shall, within seven days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by the Borrower, a Sponsor Guarantor or a Bank Guarantor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3 Indemnity to the Agent

The Borrower shall within seven days of demand indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4 Indemnity to the Security Trustee

The Borrower shall within seven days of demand indemnify the Security Trustee and any Delegate against any cost, loss or liability incurred by any of them as a result of:

(a)	the taking, holding, protection or enforcement of the Sponsor Guarantees or any Other Security; and

(b)	the exercise of any of the rights, powers, discretions and remedies vested in the Security Trustee or the Delegate by the Finance Documents, any Other Security or by law.

15. MITIGATION BY THE LENDERS

15.1 Mitigation

(a)	Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2 Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16. COSTS AND EXPENSES

16.1 Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Arrangers and the Security Trustee the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (and, in the case of the Security Trustee, by any Delegate) in connection with the negotiation, preparation, printing, execution, syndication and perfection of the Finance Documents and any other documents referred to in this Agreement.

16.2 Amendment costs

If the Borrower or a Sponsor Guarantor requests an amendment, waiver or consent the Borrower shall, within seven days of demand, reimburse the Agent and the Security Trustee for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent and the Security Trustee (and, in the case of the Security Trustee, by any Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3 Security Trustee’s ongoing costs

(a)	In the event of (i) a Default or (ii) the Security Trustee considering it necessary or expedient or (iii) the Security Trustee being requested by the Borrower or the Majority Lenders to undertake duties which the Security Trustee and the Borrower agree to be of an exceptional nature and/or outside the scope of the normal duties of the Security Trustee under the Finance Documents, the Borrower shall pay to the Security Trustee any additional remuneration that may be agreed between them.

(b)	If the Security Trustee and the Borrower fail to agree upon the nature of the duties or upon any additional remuneration, that dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Security Trustee and approved by the Borrower or, failing approval, nominated (on the application of the Security Trustee) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrower) and the determination of any investment bank shall be final and binding upon the parties to this Agreement.

16.4 Enforcement costs and preservation costs

The Borrower shall, within seven days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17. REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1 Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It has the power to own its assets and carry on its business as it is being conducted.

17.2 Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are, subject to Legal Reservations, legal, valid, binding and enforceable obligations.

17.3 Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its or assets in any way which might reasonably be expected to have a Material Adverse Effect.

17.4 Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5 Validity and admissibility in evidence

All Authorisations required or desirable:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect or will be by the Closing Date.

17.6 Governing law and enforcement

Subject to Legal Reservations:

(a)	the choice of English law as the governing law of the Finance Documents to which it is a party will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document to which it is a party will be recognised and enforced in its jurisdiction of incorporation.

17.7 Deduction of Tax

Subject to Legal Reservations, it is not required to make any deduction for or on account of Tax in its jurisdiction of incorporation or where it is resident for Tax purposes from any payment it may make under any Finance Document to which it is a party.

17.8 No filing or stamp taxes

Subject to Legal Reservations, under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents to which it is a party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents to which it is a party or the transactions contemplated by the Finance Documents to which it is a party.

17.9 No default

(a)	No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

17.10 No misleading information

(a)	All written factual information supplied by the Borrower or any Sponsor Group Shareholder to the Finance Parties was true and accurate in all material respects as at either the date it was given or the date it was stated and was not at such date misleading in any material respect.

(b)	The Wynn Agreement contains all the terms of the Grant of Subconcession.

17.11 Pari passu ranking

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.12 No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge) been started or threatened against it.

17.13 Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims are being or, to the knowledge of the Borrower, are reasonably likely to be, asserted against it with respect to Taxes which if adversely determined would be reasonably likely to have a Material Adverse Effect.

17.14 Repetition

The Repeating Representations are deemed to be made by the Borrower (by reference to the facts and circumstances then existing) on the date of the Utilisation Request, at the Closing Date and the first day of each Interest Period.

18. INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents to which the Borrower is a party or any Commitment is in force.

18.1 Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within:

(a)	120 days after the end of each of its financial years commencing with the financial year ending 31 December 2006, the Borrower’s audited financial statements for that financial year;

(b)	120 days after the end of each of their respective financial years, the audited consolidated financial statements of each Sponsor for that financial year, in the form required by, in the case of Melco, the regulations of the Hong Kong Stock Exchange and, in the case of PBL, the regulations of the Australian Stock Exchange;

(c)	45 days after the end of each quarter of each of its financial years (commencing, in the case of the Borrower, with the quarter ending 31st March, 2007) the unaudited financial statements of each Sponsor and the Borrower for that period.

18.2 Requirements as to financial statements

(a)	Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by, or shall be attached to and covered by a declaration signed by an authorised signatory (in the case of the Borrower) by, a director of the relevant company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

(b)	The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using GAAP.

18.3 Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against it, and which might, if adversely determined, have a Material Adverse Effect; and

(c)	promptly, such further information regarding its financial condition, business and operations as any Finance Party (through the Agent) may reasonably request.

18.4 Notification of default

(a)	The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Borrower shall supply to the Agent a declaration signed by an authorised signatory on its behalf declaring that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.5 “Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status or other circumstances of the Borrower or the composition of its shareholders after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrower shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19. GENERAL UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents to which the Borrower is a party or any Commitment is in force.

19.1 Authorisations

The Borrower shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is a party and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document to which it is a party.

19.2 Compliance with laws

The Borrower shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents to which it is a party.

19.3 Negative pledge

(a)	The Borrower shall not create or permit to subsist any Security over any of its assets.

(b)	The Borrower shall not:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset (“Quasi-Security”).

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	save in the case of the Disbursement Account referred to in Clause 5.5(b) (Limitations on Utilisations), any netting or set-off arrangement entered into by the Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any lien arising by operation of law and in the ordinary course of trading;

(iii)	any Security or Quasi-Security entered into pursuant to or permitted under any Finance Document or any agreements in connection with the Notes subject to the Intercreditor Agreement being entered into or pursuant to any Lease Agreement (as defined in the Term Sheet) entered into in compliance with the conditions set out under “Lessors and Lease Arrangements” in the Term Sheet or required by the Subconcession Bank Guarantor in connection with the Subconcession Bank Facility subject to the Intercreditor Agreement being entered into or;

(iv)	any pledge over its shares in Great Wonders in favour of the lenders to the Crown Macau Project and any subordination and/or assignment of shareholder loan to Great Wonders in favour of the lenders to the Crown Macau Project;

(v)	any pledge over its shares in Melco Hotels in favour of the holders of the Notes subject to granting a first priority pledge in favour of the Security Trustee and the Intercreditor Agreement being entered into; or

(vi)	any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security other than any permitted under paragraphs (i) to (v) above) does not exceed $5 million (or its equivalent in another currency or currencies).

19.4 Disposals

(a)	The Borrower shall not, enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of business of the Borrower; or

(ii)	of assets in exchange for cash or other assets comparable or superior as to type, value and quality or of assets which are obsolete; or

(iii)	permitted by the terms of Clauses 19.3, 19.5, 19.10, 19.11 or 19.12.

19.5 Merger

The Borrower shall not enter into any amalgamation, demerger, merger or, save as contemplated by the Corporate Restructuring Memorandum, corporate reconstruction.

19.6 Change of business

Save as contemplated by the Corporate Restructuring Memorandum, the Borrower shall ensure there is no substantial change made to the general nature of its business from that carried on at the date of this Agreement.

19.7 Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in Macau.

19.8 Taxation

The Borrower shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves are being maintained for those Taxes and (iii) payment can be lawfully withheld).

19.9 Acquisitions

(a)	Save pursuant to any Lease Agreement entered into in compliance with the conditions set out under “Lessors and Lease Arrangements” in the Term Sheet or with any solvent reorganisation approved by the Agent or as contemplated by the Corporate Restructuring Memorandum, the Borrower shall not acquire any business or undertaking or, save in connection with the operations of the Borrower and its Subsidiaries from time to time, any other assets.

(b)	Save in accordance with the Corporate Restructuring Memorandum or any solvent reorganisation approved by the Agent, the Borrower will not acquire any company other than a “shelf” company, being a company which has not carried on business or incurred any liabilities prior to acquisition.

19.10 Loans and Guarantees

(a)	Save pursuant to any Lease Agreement entered into in compliance with the conditions set out under “Lessors and Lease Arrangements” in the Term Sheet, the Borrower shall not give any guarantee or indemnity to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person (except in each case as required under any of the Finance Documents or the Subconcession Contract or the documents to be entered into in connection with the Notes subject to the Intercreditor Agreement being entered into, the Subconcession Bank Guarantee Facility or the Land Concession Performance Bond).

(b)	The Borrower shall not make any loans (save for loans to its Subsidiaries from time to time funded by Equity constituting Subordinated Debt (other then, save for Melco Hotels, Equity funded out of the proceeds of the Notes)) or grant any credit (save in the ordinary course of business).

19.11 Dividends

The Borrower shall not pay, make or declare any dividend or other distribution (including the payment of any management, advisory or other fees to any Sponsor Group Shareholder or other Affiliate) in respect of any financial year, save as contemplated in the Funds Flow Memorandum or in accordance with any revenue sharing arrangement between the Borrower and any Lessor pursuant to any Lease Agreement (as such terms are defined in the Term Sheet).

19.12 Financial Indebtedness

The Borrower shall not incur or allow to remain outstanding any Financial Indebtedness, save for Financial Indebtedness arising by reason of any guarantee or indemnity or any other voluntary assumption of liability permitted under Clause 19.10 or:

(a)	arising under the Finance Documents, the Notes, the Subconcession Bank Guarantee Facility Agreement, the Land Concession Performance Bond or in respect of Equity;

(b)	contemplated by the Corporate Restructuring Memorandum or the Funds Flow Memorandum; or

(c)	which, when aggregated with any other such Financial Indebtedness, other than any permitted under paragraphs (a) and (b) above does not exceed $5 million (or its equivalent in another currency or currencies), and (save in the case of Financial Indebtedness arising under the Finance Documents, the Notes, the Subconcession Bank Guarantee Facility Agreement or the Land Concession Performance Bond) shall not repay or prepay any amount of principal (including capitalised interest) or pay any interest, fees or other amounts in respect thereof save to the extent contemplated by the Corporate Restructuring Memorandum or the Funds Flow Memorandum.

19.13 Sponsor Guarantees

The Borrower shall ensure that:

(a) subject to paragraph (b) below,

(i)	until such time as step 4 referred to in the Corporate Restructuring Memorandum has been completed (save in relation to paragraph 34 of step 4 thereof) and the guarantees referred to in sub-paragraph (ii) below are in full force and effect, a guarantee granted (or in the case of a guarantee from a bank or other financial institution procured,) by PBL, of the performance by the Borrower of its payment obligations under this Agreement, which is:

(A)	granted in favour of the Security Trustee;

(B)	provided by:

(yy)	PBL; or

(zz)	a bank or other financial institution reasonably acceptable to the Agent,

rated at least A- by S&P (or its equivalent by Moody’s) in respect of its long term senior unsecured debt obligations; and

(C)	otherwise in the agreed form and in respect of which the Agent has received the legal opinion pursuant to paragraph 4(c) of Schedule 2, Part I (Conditions precedent to Utilisation) in form and substance reasonably satisfactory to it, is maintained in full force and effect subject to paragraph (c) of Clause 20.2 (Other obligations) and subject to the proviso to Clause 20.14 (Acceleration); and

(ii)	thereafter, a several guarantee granted (or in the case of a guarantee from a bank or other financial institution procured) by Melco or another Sponsor Group Shareholder, and a several guarantee granted (or in the case of a guarantee from a bank or other financial institution procured), by PBL, each in respect of the performance by the Borrower of 50% of its payment obligations under this Agreement and which are:

(A)	granted in favour of the Security Trustee;

(B)	provided by:

(yy)	such Sponsor Group Shareholder; or

(zz)	a bank or other financial institution reasonably acceptable to the Agent,

rated (and which, throughout the term of the guarantee, continues to be rated) at least A- by S&P (or its equivalent by Moody’s) in respect of its long term senior unsecured debt obligations in the case of a Sponsor Group Shareholder and long term unsecured and unsubordinated foreign currency debt in the case of a Bank Guarantor; and

(C)	otherwise in the agreed form and in respect of which the Agent has received legal opinions, in the case of PBL, pursuant to paragraph 4(c) of Schedule 2, Part I (Conditions precedent to Utilisation) in form and substance reasonably satisfactory to it, are maintained in full force and effect, subject to paragraph (c) of Clause 20.2 (Other obligations) and subject to the proviso to Clause 20.14 (Acceleration).

(b)	The Borrower will not be required to procure the maintenance of any of the guarantees referred to in (a)(i) or (ii) above on and from the earlier of (i) the date on which the initial utilisation of the Project Facilities has occurred and (ii) the date on which the Subconcession Facility Extension Conditions have been satisfied, provided that, at such time, no amount payable by the Borrower under the Finance Documents to which it is a party remains unpaid.

19.14 Corporate Restructuring and SJM agreements

The Borrower shall ensure that, as soon as is practicable and, in any event, within 4 months of the Closing Date:

(a)	the Corporate Restructuring has been completed (save in relation to paragraph 34 under step 4 of the Corporate Restructuring Memorandum); and

(b)	neither it nor any of its Subsidiaries nor any of its or their assets are party or subject to any arrangement with or any claim of any kind, whether existing or future, actual or contingent, by SJM or any of its Affiliates (including any arrangements in respect of the leasing, operation or management of any casino or gaming area), and promptly following completion of the Corporate Restructuring (save in relation to paragraph 34 under step 4 of the Corporate Restructuring Memorandum) ensure that all Sponsor Group Loans constitute Subordinated Debt.

19.15 Transaction Documents and other documents

(a)	The Borrower shall promptly pay or ensure the payment of the Premium Price payable to Wynn Macau under the Wynn Agreement as and when it becomes due and otherwise comply, and ensure compliance by PBL, with the Funds Flow Memorandum.

(b)	The Borrower shall:

(i)	otherwise comply, and ensure compliance by PBL, with the Wynn Agreement;

(ii)	procure that PBL agrees to hold its rights and any claims and remedies arising under the Wynn Agreement for the benefit of, and accounts in respect thereof to, the Borrower; and

(iii)	take, and ensure PBL takes, all reasonable and practical steps to preserve and enforce such rights (including any rights of the Borrower) and pursue any claims and remedies arising under the Wynn Agreement and the Borrower shall ensure that PBL accounts in respect thereof (and in respect of any proceeds thereof) to the Borrower.

(c)	The Borrower shall not, and shall ensure PBL does not, amend, vary, novate, supplement, supersede, waive or terminate any term of a Transaction Document or any other document delivered to the Agent pursuant to paragraph (b) of Clause 5.6 (Closing Conditions and Conditions Subsequent) except in writing and:

(i)	prior to or on the Closing Date, with the prior written consent of the Agent; or

(ii)	after the Closing Date, in a way which could not reasonably be expected materially and adversely to affect the interests of the Finance Parties.

19.16 Project

The Borrower shall, and shall take all such actions and do all such things reasonably necessary to, diligently pursue, and to ensure Melco Hotels diligently pursues, the Project taking into account all circumstances affecting the progress of the Project as disclosed to the Agent by the Borrower in writing from time to time.

19.17 Subconcession Contract

The Borrower shall comply (and ensure each of its direct and indirect shareholders to the extent they have any such obligations complies) with and take all reasonable and practical steps to preserve and enforce its rights and pursue any claims and remedies arising under the Subconcession Contract.

20. EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 20 is an Event of Default.

20.1 Non-payment

The Borrower or any Sponsor Guarantor does not pay within 2 Business Days of its due date any amount payable pursuant to a Finance Document to which it is respectively a party at the place at and in the currency in which it is expressed to be payable.

20.2 Other obligations

(a)	The Borrower or a Sponsor Guarantor does not comply with any provision of the Finance Documents (other than those referred to in Clause 20.1 (Non-payment)).

(b)	No Event of Default under paragraph (a) will occur if the failure to comply is capable of remedy and is remedied within 15 Business Days of the Agent giving notice to the Borrower or such Sponsor Guarantor or, if earlier, the Borrower becoming aware of the failure to comply.

(c)	The long term senior unsecured debt obligations rating of any Sponsor Guarantor or the long term unsecured and unsubordinated foreign currency debt rating of any Bank Guarantor falls below BBB+ stable by S&P (or its equivalent by Moody’s) and such Sponsor Guarantor or Bank Guarantor is not replaced within 30 days of such downgrade by a grantor with a long term senior unsecured debt obligations rating in the case of a Sponsor Guarantor or a long term senior unsecured and unsubordinated foreign currency debt rating in the case of a Bank Guarantor of at least A- by S&P (or its equivalent by Moody’s).

20.3 Misrepresentation

Any representation or statement made or deemed to be made by the Borrower or a Sponsor Guarantor in the Finance Documents to which it is respectively a party or any other document delivered by or on behalf of the Borrower or a Sponsor Guarantor under or in connection with any Finance Document to which it is respectively a party is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

20.4 Cross default

(a)	Any Financial Indebtedness of the Borrower or a Sponsor Guarantor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any Borrower or a Sponsor Guarantor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of the Borrower or a Sponsor Guarantor is cancelled or suspended by a creditor of the Borrower or a Sponsor Guarantor as a result of an event of default (however described).

(d)	Any creditor of the Borrower becomes entitled to declare any Financial Indebtedness of the Borrower due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 20.4 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is respectively less than:

(i)	$5 million (or its equivalent in any other currency or currencies) in the case of the Borrower; or

(ii)	$25 million (or its equivalent in any other currency or currencies) in the case of a Sponsor Guarantor.

20.5 Insolvency

(a)	The Borrower or a Sponsor Guarantor is unable or admits inability to pay its debts as they fall due, or by reason of actual or anticipated financial difficulties suspends making payments on any of its debts (which, in aggregate, in the case of the Borrower or any Sponsor Guarantor, exceed the amount respectively specified in relation to it in Clause 20.4(e) (Cross default)) or commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness (which, in aggregate, in the case of the Borrower or any Sponsor Guarantor, exceeds the amount respectively specified in relation to it in Clause 20.4(e) (Cross default)).

(b)	A moratorium is declared in respect of any indebtedness of the Borrower or a Sponsor Guarantor (which, in aggregate, in the case of the Borrower or any Sponsor Guarantor, exceeds the amount respectively specified in relation to it in Clause 20.4(e) (Cross default)).

20.6 Insolvency proceedings

Any corporate action, legal proceedings or other formal procedure or formal step (other than any which the Borrower can demonstrate to the reasonable satisfaction of the Agent is frivolous or vexatious) is taken in relation to:

(a)	the suspension of payments (which, in aggregate, in the case of the Borrower or any Sponsor Guarantor, exceeds the amount respectively specified in relation to it in Clause 20.4(e) (Cross default)), a moratorium of any indebtedness (which, in aggregate, in the case of the Borrower or any Sponsor Guarantor, exceeds the amount respectively specified in relation to it in Clause 20.4(e) (Cross default)), winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or a Sponsor Guarantor;

(b)	a composition, compromise, assignment or arrangement with any creditor of the Borrower or a Sponsor Guarantor (which, in aggregate, exceeds the amount respectively specified in relation to it in Clause 20.4(e) (Cross Default));

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory or interim manager or other similar officer in respect of the Borrower or a Sponsor Guarantor or any of its assets (in the case of the Borrower) or any material portion of its assets (in the case of any Sponsor Guarantor); or

(d)	enforcement of any Security over any assets of the Borrower (which exceeds the amount specified in Clause 20.4(e)(i)(Cross Default)) or any material portion of the assets of a Sponsor Guarantor,

or any analogous procedure or step is taken in any jurisdiction and in all such cases such legal proceedings, procedure or step is not dismissed or withdrawn within 15 Business Days thereafter or if earlier the date of appointment of such person referred to in Clause 20.6(c).

20.7 Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower or a Sponsor Guarantor in respect of a final judgment in an aggregate amount equivalent to:

(a)	$5 million (or its equivalent in any other currency or currencies) in the case of the Borrower;

(b)	$25 million (or its equivalent in any other currency or currencies) in the case of a Sponsor Guarantor,

and is either not discharged or the Borrower or any Sponsor is unable to satisfy the Agent acting on the instructions of the Majority Lenders that there is no substantial basis for such action in each case within 15 Business Days.

20.8 Unlawfulness and invalidity

(a)	It is or becomes unlawful for the Borrower, a Sponsor Guarantor or a Bank Guarantor to perform any of its obligations under the Finance Documents to which it is a party.

(b)	Any material obligation of the Borrower or any Sponsor Guarantor or Bank Guarantor under any of the Finance Documents to which it is a party are not or cease to be legal, valid, binding or enforceable.

(c)	Any Finance Document ceases to be in full force and effect or any subordination created or expressed to be created under the Intercreditor Agreement is not or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

20.9 Repudiation

The Borrower, a Sponsor Guarantor or a Bank Guarantor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

20.10 Subconcession Contract

(a)	Any call or drawing is made by the Macau SAR under the Subconcession Bank Guarantee unless the Subconcession Bank Guarantee is fully reinstated within 30 days thereof in accordance with the Subconcession and no other Event of Default has occurred or will result from such reinstatement.

(b)	Any temporary administrative intervention is made by the Macau SAR pursuant to article 79 of the Subconcession Contract.

(c)	The Macau SAR gives any notice of or takes any other formal step which may lead to the unilateral discharge or termination of the Subconcession Contract pursuant to article 80 thereof or otherwise, any of the events specified in article 80(2) occurs, or the Macau SAR gives notice pursuant to article 80(3) of the Subconcession Contract and the Borrower fails to comply with the terms thereof within the grace period specified therein.

(d)	The Subconcession Contract is not issued to the Borrower, does not become or ceases to be effective, is repudiated by the Borrower or any other party thereto (or the Borrower or such party evidences an intention to do so) or any agreement is made for its discharge or termination.

20.11 Abandonment

The Borrower abandons or otherwise ceases (in the determination of the Agent, acting reasonably, after taking account of all circumstances affecting the progress of the Project disclosed to it in writing by the Borrower from time to time) to take all such actions or do all such things reasonably necessary to diligently pursue or to ensure that Melco Hotels diligently pursues the Project.

20.12 Change of Control

A Change of Control occurs.

20.13 Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe might have a Material Adverse Effect.

20.14 Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon it shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	exercise or direct the Security Trustee to exercise any or all of its rights, remedies, powers or discretions under any of the Finance Documents,

provided that notwithstanding the foregoing, if any of the events or circumstances set out in any of Clauses 20.2 to 20.9 inclusive occurs with respect to:

(i)	PBL; or

(ii)	any Sponsor Guarantor procured by Melco,

(each an “Event”) in circumstances where there has been no Event of Default under Clause 20.1, then in the case of paragraph (i) above, Melco and in the case of paragraph (ii) above, PBL respectively, may within 10 Business Days following the date upon which it becomes aware of such Event give notice to the Agent whereupon the Finance Parties must and hereby agree not to exercise their rights under this Clause 20.14 in respect of any such Events and shall promptly upon receipt by the Agent of such notice, and hereby agree to, meet and negotiate in good faith with Melco, or as the case may be, PBL, to agree a replacement Sponsor Guarantor or other arrangements acceptable to the Finance Parties.

If no agreement can be reached within 10 Business Days following the date upon which Melco or, as the case may be, PBL becomes aware of such Event, the Agent may, and shall if directed by the Majority Lenders, by notice to the Borrower provided an Event of Default is at that time continuing, exercise any of its rights under this Clause 20.14.

SECTION 8

CHANGES TO PARTIES

21. CHANGES TO THE LENDERS

21.1 Assignments and transfers by the Lenders

Subject to this Clause 21, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

21.2 Conditions of assignment or transfer

(a)	An Existing Lender must, prior to 30 April 2007, obtain the consent of the Borrower and, thereafter, consult with the Borrower for no more than 7 days before it may make an assignment or transfer in accordance with Clause 21.1 (Assignments and transfers by the Lenders) unless, in either case, the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 21.5 (Procedure for transfer) is complied with.

(d)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its

new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(e)	the restrictions in this Clause 21.2 (Conditions of assignment or transfer) shall also apply mutatis mutandis to each Lender in respect of any participations or sub-participations which are proposed to be entered into prior to 30 April 2007.

21.3 Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of $1,500.

21.4 Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of the Borrower or any Sponsor Guarantor;

(iii)	the performance and observance by the Borrower or any Sponsor Guarantor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and each Sponsor Guarantor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and each Sponsor Guarantor and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 21; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower or any Sponsor Guarantor of its obligations under the Finance Documents or otherwise.

21.5 Procedure for transfer

(a)	Subject to the conditions set out in Clause 21.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)	the Agent, the Arrangers, the Security Trustee, the Account Bank, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers, the Security Trustee, the Account Bank and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

21.6 Disclosure of information

Any Finance Party may disclose to:

(a)	any of its Affiliates;

(b)	its head office and any other branch;

(c)	any other Finance Party;

(d)	any of its professional advisers and other persons providing services to it;

(e)	the Borrower or any Sponsor Group Shareholder;

(f)	any person permitted by the Borrower or any Sponsor Group Shareholder;

(g)	any person to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation; and

(h)	any other person:

(i)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement; or

(ii)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement, the Borrower or any Sponsor Guarantor, any information about the Borrower, any Sponsor Guarantor, the Group and the Finance Documents as that Finance Party shall consider appropriate if, in relation to paragraphs (h)(i) and (h)(ii) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

22. CHANGES TO THE OBLIGORS

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

23. ROLE OF THE SECURITY TRUSTEE AND THE ACCOUNT BANK

23.1 Trust

The Security Trustee declares that it shall hold the Sponsor Guarantees and any other Security granted to and accepted by it as security for the Borrower’s obligations under this Agreement (“Other Security”) on trust for the Finance Parties on the terms contained in this Agreement. Each of the Parties to this Agreement agrees that the Security Trustee shall have only those duties, obligations and responsibilities expressly specified in this Agreement (and no others shall be implied).

23.2 Account Bank

Each of the Parties to this Agreement agrees that the Account Bank shall have only those duties, obligations and responsibilities contemplated herein (and no others shall be implied) and the Account Bank shall not be, nor shall it be construed to be, the agent or a trustee or fiduciary of any person.

23.3 No Independent Power

The Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Sponsor Guarantees or Other Security or to exercise any rights or powers arising under the Sponsor Guarantees or any Other Security except through the Security Trustee.

23.4 Instructions

Each of the Security Trustee and the Account Bank shall:

(a)	unless a contrary indication appears in a Finance Document, or any document evidencing Other Security, act in accordance with any instructions given to it by the Agent and shall be entitled to assume that (i) any instructions received by it from the Agent are duly given by or on behalf of the Majority Lenders or, as the case may be, the Lenders in accordance with the terms of the Finance Documents and (ii) unless it has received actual notice of revocation, that any instructions or directions given by the Agent have not been revoked;

(b)	in the case of the Account Bank, in relation to any withdrawal from the Disbursement Account, be entitled to act upon (i) a request of the Borrower only if confirmed by the Agent or (ii) a request by the Agent;

(c)	be entitled to request instructions, or clarification of any direction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any rights, powers and discretions and may refrain from acting unless and until those instructions or clarification are received by it; and

(d)	be entitled to carry out all dealings with the Lenders through the Agent and may give to the Agent any notice or other communication required to be given by it to the Lenders.

23.5 Security Trustee’s Actions

Subject to the provisions of this Clause 23.5:

(a)	the Security Trustee may, in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents or any Other Security which in its absolute discretion it considers to be for the protection and benefit of all the Finance Parties; and

(b)	at any time after receipt by the Security Trustee of notice from the Agent directing the Security Trustee to exercise all or any of its rights, remedies, powers or discretions under any of the Finance Documents or any Other Security, the Security Trustee may, and shall if so directed by the Agent, take any action as in its sole discretion it thinks fit to enforce the Sponsor Guarantees or, as the case may be, any Other Security.

23.6 Discretions

The Security Trustee and the Account Bank may:

(a)	assume (unless it has received actual notice to the contrary in its capacity as Security Trustee for the Finance Parties or Account Bank) that (i) no Default has occurred and the Borrower, each Sponsor Guarantor and any grantor of Other Security is not in breach of or default under its obligations under any of the Finance Documents or any Other Security and (ii) any right, power, authority or discretion vested in any person has not been exercised;

(b)	if it receives any instructions or directions from the Agent to take any action in relation to the Sponsor Guarantees or any Other Security or the Disbursement Account, assume that all applicable conditions under the Finance Documents or any Other Security (as the case may be) for taking that action have been satisfied;

(c)	engage, pay for and rely on the advice or services of any lawyers, accountants or other experts (whether obtained by it or by any other Finance Party) whose advice or services may at any time seem necessary, expedient or desirable;

(d)	rely upon any communication or document believed by it to be genuine and, as to any matters of fact which might reasonably be expected to be within the knowledge of a Finance Party, the Borrower, a Sponsor Guarantor or grantor of Other Security, upon a certificate signed by or on behalf of that person; and

(e)	refrain from acting in accordance with the instructions of the Agent or Lenders (including bringing any legal action or proceeding arising out of or in connection with the Finance Documents or any Other Security) until it has received any indemnification and/or security that it may in its absolute discretion require (whether by way of payment in advance or otherwise) for all costs, losses and liabilities which it may incur in bringing such action or proceedings.

23.7 Obligations

(a)	The Security Trustee shall promptly inform the Agent of:

(i)	the contents of any notice or document received by it in its capacity as Security Trustee from the Borrower or a Sponsor Guarantor under any Finance Document or a grantor of Other Security in respect thereof; and

(ii)	the occurrence of any Default or any default by the Borrower or a Sponsor Guarantor or a grantor of Other Security in the due performance of or compliance with its obligations under any Finance Document or Other Security of which the Security Trustee has received notice from any other party to a Finance Document or Other Security.

(b)	The Account Bank shall open and maintain the Disbursement Account in the manner contemplated by Clause 5.5 (Limitations on Utilisations) and shall promptly inform the Agent of:

(i)	any deposit to or withdrawal from the Disbursement Account and the amount thereof; and

(ii)	the contents of any notice or document received by it in its capacity as Account Bank from the Borrower (including any request for withdrawal from the Disbursement Account).

(c)	The Account Bank shall not exercise any right of netting or set-off over the monies standing to the credit of the Disbursement Account without the prior consent of the Agent.

23.8 Excluded Obligations

Neither the Security Trustee nor the Account Bank shall:

(a)	be bound to enquire as to the occurrence or otherwise of any Default or the performance, default or any breach by the Borrower or a Sponsor Guarantor or a grantor of Other Security of its obligations under any of the Finance Documents or Other Security;

(b)	be bound, in the case of the Account Bank, to check the application by the Borrower of any funds withdrawn by it from the Disbursement Account;

(c)	be bound to account to any other Party for any sum or the profit element of any sum received by it for its own account;

(d)	be bound to disclose to any other person (including any Finance Party) (i) any confidential information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(e)	be under any obligations other than those which are specifically provided for in the Finance Documents or Other Security; or

(f)	have or be deemed to have any duty, obligation or responsibility to, or relationship of trust or agency with, the Borrower, any Sponsor Guarantor or grantor of Other Security.

23.9 Exclusion of liability

Unless caused directly by its gross negligence or wilful misconduct, neither the Security Trustee nor the Account Bank shall accept responsibility or be liable for:

(a)	the adequacy, accuracy and/or completeness of any information supplied by it or any other person in connection with the Finance Documents or Other Security or the transactions contemplated in the Finance Documents or Other Security, or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or Other Security;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or Other Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or Other Security;

(c)	any losses to any person or any liability arising as a result of taking or refraining from taking any action in relation to any of the Finance Documents or Other Security or otherwise, whether in accordance with an instruction from an Agent or otherwise;

(d)	the exercise of, or the failure to exercise, any judgment, discretion or power given to it by or in connection with any of the Finance Documents or Other Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or Other Security; or

(e)	any shortfall which arises on the enforcement of the Sponsor Guarantees or Other Security.

23.10 No proceedings

No Party (other than, in respect of its officer, employee or agent, the Security Trustee or the Account Bank) may take any proceedings against any officer, employee or agent of the Security Trustee or the Account Bank in respect of any claim it might have against the Security Trustee or the Account Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document or Other Security and any officer, employee or agent of the Security Trustee or the Account Bank may rely on this Clause subject to Clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

23.11 Own responsibility

It is understood and agreed by each Finance Party that at all times that Finance Party has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigation into all risks arising under or in connection with the Finance Documents or Other Security including but not limited to:

(a)	the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower, the Sponsor Guarantors or any grantor of Other Security;

(b)	the legality, validity, effectiveness, adequacy and enforceability of each of the Finance Documents and Other Security and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or Other Security;

(c)	whether that Finance Party has recourse, and the nature and extent of that recourse, against the Borrower, the Sponsor Guarantors or any grantor of Other Security or any other person or any of their respective assets under or in connection with the Finance Documents or Other Security, the transactions contemplated in the Finance Documents or Other Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under to or in connection with the Finance Documents or Other Security; and

(d)	the adequacy, accuracy and/or completeness of any information provided by any person in connection with the Finance Documents or Other Security, the transactions contemplated in the Finance Documents or Other Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with the Finance Documents or Other Security, and each Finance Party warrants to the Security Trustee and the Account Bank that it has not relied on and will not at any time rely on the Security Trustee or the Account Bank in respect of any of these matters.

23.12 Refrain from Illegality

The Security Trustee and the Account Bank may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any jurisdiction which would or might otherwise render it liable to any person, and the Security Trustee and the Account Bank may do anything which is, in its opinion, necessary to comply with any law, directive or regulation.

23.13 Business with the Borrower

The Security Trustee and the Account Bank may accept deposits from, lend money to, and generally engage in any kind of banking or other business with the Borrower, a Sponsor Guarantor or any grantor of Other Security.

23.14 Winding up of Trust

If the Security Trustee, with the approval of the Majority Lenders, determines that (a) all of the obligations guaranteed by any of the Sponsor Guarantees or secured by any Other Security have been fully and finally discharged and (b) none of the Finance Parties is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to the Borrower pursuant to the Finance Documents, the trusts set out in this Agreement shall be wound up and the Security Trustee shall release, without recourse or warranty, all of the Sponsor Guarantees and any Other Security and the rights of the Security Trustee under each of the Sponsor Guarantees and any Other Security.

23.15 Perpetuity Period

The perpetuity period under the rule against perpetuities, if applicable to this Agreement, shall be the period of eighty years from the date of this Agreement.

23.16 Powers Supplemental

The rights, powers and discretions conferred upon the Security Trustee by this Agreement shall be supplemental to the Trustee Acts 1925 and 2000 and in addition to any which may be vested in the Security Trustee by general law or otherwise.

23.17 Trustee division separate

In acting as trustee for the Finance Parties, the Security Trustee shall be regarded as acting through its trustee division which shall be treated as a separate entity from any of its other divisions or departments and any information received by any other division or department of the Security Trustee may be treated as confidential and shall not be regarded as having been given to the Security Trustee’s trustee division.

23.18 Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Trustee in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Acts 1925 and 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

23.19 Resignation of Security Trustee

(a)	The Security Trustee may resign and appoint one of its Affiliates as successor by giving notice to the other Parties (or to the Agent on behalf of the Lenders).

(b)	Alternatively the Security Trustee may resign by giving notice to the other Parties (or to the Agent on behalf of the Lenders) in which case the Majority Lenders may appoint a successor Security Trustee.

(c)	If the Majority Lenders have not appointed a successor Security Trustee in accordance with paragraph (b) above within 30 days after the notice of resignation was given, the Security Trustee (after consultation with the Agent) may appoint a successor Security Trustee.

(d)	The retiring Security Trustee shall, at its own cost, make available to the successor Security Trustee such documents and records and provide such assistance as the successor Security Trustee may reasonably request for the purposes of performing its functions as Security Trustee under the Finance Documents and any Other Security.

(e)	The Security Trustee’s resignation notice shall only take effect upon (i) the appointment of a successor and (ii) the transfer of all of the Sponsor Guarantees and any Other Security to that successor.

(f)

Upon the appointment of a successor, the retiring Security Trustee shall be discharged from any further obligation in respect of the Finance Documents or Other Security but shall remain entitled to the benefit of Clauses 24 (Role of the

Agent and the Arrangers) and this Clause 23.19 (Resignation of Security Trustee). Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	The Majority Lenders may, by notice to the Security Trustee, require it to resign in accordance with paragraph (b) above. In this event, the Security Trustee shall resign in accordance with paragraph (b) above.

23.20 Delegation

(a)	The Security Trustee may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any of the rights, powers and discretions vested in it by any of the Finance Documents or Other Security.

(b)	The delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions as the Security Trustee may think fit in the interests of the Finance Parties and it shall not be bound to supervise, or be in any way responsible for any loss incurred by reason of any misconduct or default on the part of any delegate or sub-delegate.

23.21 Additional trustees

(a)	The Security Trustee may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it (i) if it considers that appointment to be in the interests of the Finance Parties or (ii) for the purposes of conforming to any legal requirements, restrictions or conditions which the Security Trustee deems to be relevant or (iii) for obtaining or enforcing any judgment in any jurisdiction, and the Security Trustee shall give prior notice to the Borrower and the Agent of that appointment.

(b)	Any person so appointed shall have the rights, powers and discretions (not exceeding those conferred on the Security Trustee by this Agreement) and the duties and obligations that are conferred or imposed by the instrument of appointment.

(c)	The remuneration that the Security Trustee may pay to any person, and any costs and expenses incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Trustee.

23.22 Closure of Disbursement Account

Following withdrawal of the balance thereof in accordance with the terms contemplated by Clause 5.5(b) (Limitations on Utilisations), the Account Bank shall close the Disbursement Account and shall thereafter cease to have any obligations hereunder in its capacity as Account Bank (albeit without prejudice to any accrued liabilities it may have hereunder).

24. ROLE OF THE AGENT AND THE ARRANGERS

24.1 Appointment of the Agent

(a)	Each of the Arrangers and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each of the Arrangers and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2 Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, an Arranger or the Security Trustee) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3 Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4 No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or any Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent, the Security Trustee, the Account Bank nor any Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5 Business with the Borrower

The Agent, the Security Trustee, the Account Bank and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with the Borrower and the Sponsor Guarantors.

24.6 Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 20.1 (Non-payment)), nor shall it be bound to enquire as to the occurrence or otherwise of any Default; and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7 Majority Lenders’ and Individual Lender’s instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties other than the Security Trustee and the Account Bank.

(c)	An individual Lender shall be entitled to direct the Agent to give instructions to the Security Trustee in relation to any action under the Sponsor Guarantees but in respect only of any monies owed by the Borrower to such Lender in the circumstances set out under Clause 7.5 (Failure to achieve Project CP Satisfaction Date or satisfy Subconcession Facility Extension Conditions) or in circumstances where any other monies owed by the Borrower under the Finance Documents are owed to such Lender but not all the Lenders.

(d)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the relevant Lenders) until it has received such security as it may require for any cost, loss or liability which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the relevant Lenders) the Agent may act (or refrain from taking action) as it considers in its absolute discretion to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8 Responsibility for documentation

Neither the Agent nor any Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, the Borrower, any Sponsor Group Shareholder or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9 Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it or for refraining from taking any such action under or in connection with any Finance Document, or for exercising or failing to exercise any judgment, discretion or power thereunder, or for any shortfall which arises on the enforcement of any Finance Document unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Contracts (Rights of Third Parties) Act 1999.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or any Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

24.10 Lenders’ indemnity

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each of the Agent, the Security Trustee and the Account Bank, within three Business Days of demand, against any cost, loss or liability incurred by the Agent, the Security Trustee or the Account Bank (otherwise than by reason of the Agent’s, the Security Trustee’s or the Account Bank’s gross negligence or wilful misconduct) in acting as Agent, Security Trustee or Account Bank under the Finance Documents (unless the Agent, the Security Trustee or the Account Bank has been reimbursed by the Borrower pursuant to a Finance Document), save that in relation to any instructions given pursuant to paragraph (c) of Clause 24.7 (Majority Lenders’ and Individual Lender’s instructions), references to each Lender in this Clause 24.10 (Lenders’ indemnity) shall be construed as a reference to the Lender giving directions (or, if more than one such Lender, such Lenders’ in proportion to their Commitments or, following the first Utilisation Date, their proportions of the Loan owed to such Lenders at such time).

24.11 Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the Lenders and the Borrower.

(b)	Alternatively the Agent may resign by giving notice to the Lenders and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12 Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13 Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information that the Security Trustee may reasonably specify (through the Agent) as being necessary or desirable to enable the Security Trustee to perform its functions as Security Trustee. Each Lender shall deal with the Security Trustee exclusively through the Agent and shall not deal directly with the Security Trustee.

24.14 Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of the Borrower and any Sponsor Guarantor;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15 Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.16 Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

24.17 Reliance and engagement letters

Each Finance Party confirms that each of the Arrangers and the Agent has authority to accept on its behalf and ratifies the acceptance on its behalf of any letters or reports already accepted by the Arrangers or Agent, the terms of any reliance letter or engagement letters relating to any reports or letters provided by any advisers in connection with the Finance Documents or the transactions contemplated in the Finance Documents and to bind it in respect of those reports or letters and to sign such letters on its behalf and further confirms that it accepts the terms and qualifications set out in such letters.

25. CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26. SHARING AMONG THE FINANCE PARTIES

26.1 Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2 Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3 Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4 Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5 Exceptions

(a)	This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27. PAYMENT MECHANICS

27.1 Payments to the Agent

(a)	On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or the Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

27.2 Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower), Clause 27.4 (Clawback) and Clause 24.16 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

27.3 Distributions to the Borrower

The Agent may (with the consent of the Borrower or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4 Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5 Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Trustee, the Account Bank and the Arrangers under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by the Borrower or a Sponsor Guarantor.

27.6 No set-off by Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7 Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8 Currency of account

(a)	Subject to paragraphs (b) and (c) below the dollar is the currency of account and payment for any sum from the Borrower or any Sponsor Guarantor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than the dollar shall be paid in that other currency.

28. SET-OFF

A Finance Party may if an Event of Default is continuing set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29. NOTICES

29.1 Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2 Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Borrower, that identified with its name below;

(b)	in the case of each Lender, that identified with its name below or notified in writing to the Agent; and

(c)	in the case of the Agent, the Security Trustee or the Account Bank, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3 Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent, the Security Trustee or the Account Bank will be effective only when actually received by the Agent, the Security Trustee or the Account Bank and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s, Security Trustee’s or Account Bank’s signature below (or any substitute department or officer as the Agent, the Security Trustee or the Account Bank shall specify for this purpose).

(c)	All notices from or to the Borrower shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Borrower in accordance with this Clause will be deemed to have been made or delivered to the Guarantor.

29.4 Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5 Electronic communication

(a)	Any communication to be made between the Agent and the Security Trustee, the Account Bank or a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee, the Account Bank and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender, the Security Trustee or the Account Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent, the Security Trustee or the Account Bank only if it is addressed in such a manner as the Agent, the Security Trustee or the Account Bank shall specify for this purpose.

29.6 English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30. CALCULATIONS AND CERTIFICATES

30.1 Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2 Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3 Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31. PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32. REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33. AMENDMENTS AND WAIVERS

33.1 Required consents

(a)	Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2 Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	a change in currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or any additional obligation on a Lender to lend money or provide any other form of credit;

(vi)	a change to the Borrower or (other than in accordance with Clause 19.13 (Sponsor Guarantees)) the Sponsor Guarantors;

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 4.1 (Initial conditions precedent), Clause 7.5 (Failure to achieve Project CP Satisfaction Date or satisfy Subconcession Facility Extension Conditions), Clause 7.6 (Non-committed debt), Clause 19.13 (Sponsor Guarantees), Clause 21 (Changes to the Lenders) or this Clause 33; or

(ix)	the release of either of the Sponsor Guarantees or any Other Security unless permitted under this Agreement,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Trustee, the Account Bank or an Arranger may not be effected without the consent of the Agent, the Security Trustee, the Account Bank or the Arranger.

34. COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35. GOVERNING LAW

This Agreement is governed by English law.

36. ENFORCEMENT

36.1 Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2 Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)	irrevocably appoints ACP Media (UK) Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment
Australia and New Zealand Banking Group Limited	US$125,000,000
Bank of America, N.A.	US$125,000,000
Barclays Bank PLC	US$125,000,000
Deutsche Bank AG, Hong Kong Branch	US$125,000,000
Total	US$500,000,000

SCHEDULE 2

Part I

Conditions precedent to Utilisation

1. Borrower and PBL

(a)	A copy of the Commercial Certificate incorporating the Articles of Association of the Borrower and a copy of the Constitutional Documents of PBL.

(b)	A copy of:

(A)	the resolutions of the directors of the Borrower attaching copies of the mandates from four of the directors of the Borrower authorising one director to sign such resolutions; and

(B)	an extract of the resolutions of the board of directors of PBL,

in each case:

(i)	approving (and in the case of PBL, approving and/or ratifying) the terms of, and the transactions contemplated by, the Wynn Agreement, the Subconcession Contract and the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Transaction Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents, certificates, declarations and notices (including, in the case of the Borrower, the Utilisation Request, the Closing Declaration and any Selection Notice in respect of the Facility) and, in the case of PBL, the Closing Certificate, to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and related documents.

(d)	A declaration of an authorised signatory of the Borrower and a certificate of an authorised signatory of PBL declaring (in the case of the Borrower) and confirming (in the case of PBL) that borrowing or guaranteeing, as appropriate, the Total Commitments or the entry into or performance under any of the Transaction Documents to which it is a party would not cause any borrowing, guarantee or similar limit or any other Legal Requirement binding on it, to be exceeded.

(e)

A declaration of an authorised signatory of the Borrower and a certificate of an authorised signatory of PBL declaring (in the case of the Borrower) and certifying (in the case of PBL) that each document, copy document and other evidence relating to it (and, in the case of the Borrower, each other document, copy document or other evidence) specified in Part I of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Utilisation Request.

2. Transaction Documents

A copy of the Wynn Agreement.

3. Finance Documents

(a)	This Agreement executed by the Borrower.

(b)	A guarantee executed by PBL in favour of the Security Trustee in respect of the Borrower’s obligations under or in relation to this Agreement.

(c)	The Commitment Letter executed by the Sponsors and the Borrower and the Arrangers and the Fee Letters executed by the Borrower and the Arrangers.

4. Legal opinions

The following legal opinions, each substantially in the form distributed to the Original Lenders prior to signing of this Agreement:

(a)	A legal opinion of Manuela António Law Office, legal advisers to the Borrower, as to Macanese law;

(b)	A legal opinion of Henrique Saldanha, legal advisers to the Agent, the Security Trustee and the Arrangers, as to Macanese law;

(c)	A legal opinion of Corrs Chambers Westgarth, legal advisers to PBL as to New South Wales law; and

(d)	A legal opinion of Clifford Chance, legal adviser to the Agent, the Security Trustee and the Arrangers, as to English law.

5. Other documents and evidence

(a)	Copy letter from Bank of America N.A., Hong Kong Branch to the Agent confirming that the Disbursement Account has been established.

(b)	Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16.1 (Costs and Expenses) have been paid or will be paid by the Utilisation Date.

(c)	Copy of a letter from the agent for service of process referred to in Clause 36.2 (Service of process) confirming that it has accepted its appointment.

(d)	A copy of the Funds Flow Memorandum.

(e)	A copy of the Corporate Restructuring Memorandum.

Part II

Closing Declaration/Certificate

A declaration of the Borrower (signed by an authorised signatory) and a certificate of PBL (signed by an authorised signatory) each addressed to the Agent and the Account Bank declaring (in the case of the Borrower) and certifying (in the case of PBL) that:

(i)	each of the matters specified in clauses 3.1, 3.2, 5.1 and 5.2 of the Wynn Agreement has been satisfied or, with the consent of the Agent, waived (other than payment of the Premium Price under clause 3.2(b)(i) of the Wynn Agreement which will be satisfied upon disbursement from the Disbursement Account);

(ii)	except as specified in this Agreement, the Wynn Agreement has not been amended, varied, novated, supplemented, superseded, waived or terminated except with the consent of the Agent;

(iii)	the Borrower is not aware of any breach of any warranty or any claim under the Wynn Agreement;

(iv)	paragraphs 1 to 4 of step 1 and paragraphs 5 to 17 of step 2 in the Corporate Restructuring Memorandum have been completed;

(v)	as contemplated by of the Corporate Restructuring Memorandum, the issued share capital of the Borrower is as follows:

Shareholder	No. of Shares in the Borrower
PBL Asia Limited	8,999 Class B Shares

Petelex Pty Limited	1 Class B Share

Manuela Antonio	1,000 Class A Shares

(vi)	all of the shares in the Borrower referred to in sub-paragraph (v) above are fully paid;

(vii)	following the entry into the Subconcession Contract and upon receipt of the relevant consents and approvals from the Macau SAR:

(a)	PBL Asia Limited will be issued with a further 1,791,000 Class B Shares in the Borrower (bringing its total shareholding in the Borrower to 1,799,999 Class B Shares);

(b)	Manuela Antonio will be issued with a further 199,000 Class A shares in the Borrower (bringing her total shareholding in the Borrower to 200,000 Class A shares);

(viii)	all of the shares in the Borrower referred to in paragraph (vii) above will be issued fully paid;

(ix)	by the date of entry into the Subconcession Contract but prior to or simultaneously with disbursement from the Disbursement Account, Sponsor Group Loans in an aggregate amount of US$320,000,000 will have been advanced by PBL Asia Investments Limited (as to US$160,000,000) and Melco Leisure and Entertainment Group Limited (as to US$160,000,000) to the Borrower;

(x)	prior to or simultaneously with disbursement from the Disbursement Account, the Borrower will have the sum available to it of US$405,000,000 made up of:

amounts to be used for subscriptions for shares in the Borrower	US$	85,000,000
Sponsor Group Loans	US$	320,000,000

(xi)	of this amount of US$405,000,000 a sum of US$100,000,000 is currently held in a deposit account at Bank of America N.A, Hong Kong Branch in the joint names of PBL and Wynn Macau and will be applied for the same purposes as the proceeds of the Facility in accordance with the Funds Flow Memorandum and a sum of US$300,000,000 will, simultaneously with disbursement from the Disbursement Account, be applied for the same purpose as the proceeds of the Facility in accordance with the Funds Flow Memorandum and as set out in the Sponsor Group Loan Letters and the remaining $5,000,000 will be applied in accordance with the Funds Flow Memorandum.

Part III

Conditions Subsequent

1. Transaction Documents

(a)	A copy of the following Transaction Documents executed by the parties to those documents:

(i)	the Subconcession Bank Guarantee Facility Agreement and the Subconcession Bank Guarantee; and

(ii)	the Subconcession Contract.

(b)	A copy of the letter dated 4th March 2006 terminating the previous arrangement with SJM in respect of Great Wonders.

(c)	A copy of a termination agreement dated 15th March 2006 in relation to the Mocha Slot service arrangement between Melco, Mocha Slot Group Limited, Mocha Slot Management Limited and SJM pursuant to which the parties thereto agree that the existing service agreements with SJM relating to the operation of electronic machine lounges and related leases and/or sub-leases of the relevant premises relating to Mocha Slot Business will be terminated.

(d)	A declaration of the Borrower (signed by an authorised signatory) and a certificate of PBL (signed by an authorised signatory) each addressed to the Agent declaring (in the case of the Borrower) and certifying (in the case of PBL) that pursuant to the agreement referred to in paragraph 1(c) above, the termination of the service agreements contemplated therein has occurred.

2. Corporate Restructuring

A declaration of the Borrower (signed by an authorised signatory) addressed to the Agent declaring that paragraphs 28 to 33 of step 4 of the Corporate Restructuring Memorandum has been completed.

3. Legal opinions

The following legal opinions:

(a)	A legal opinion of Manuela António Law Office, legal advisers to the Borrower, as to Macanese law; and

(b)	A legal opinion of Henrique Saldanha Advogados & Notarios, legal advisers to the Agent, the Security Trustee and the Arrangers, as to Macanese law.

4. Authorisation

A copy of any other Authorisation or other document, opinion or assurance reasonably requested by the Agent and notified to the Borrower as being necessary or desirable (based on legal advice) in connection with the entry into and performance of the transactions contemplated by any Transaction Document or for the validity and enforceability of any Transaction Document in accordance with its terms.

SCHEDULE 3

REQUESTS

Part I

Utilisation Request

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

PBL Entertainment (Macau) Limited – $500 Million Facility Agreement

dated [4] September 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

Part II

Selection Notice

From: [Borrower]

To: [Agent]

Dated:

Dear Sirs

PBL Entertainment (Macau) Limited – $500 Million Facility Agreement

dated [4] September 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following Loan made under the Agreement and the Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for
[name of Borrower]

SCHEDULE 4

FORM OF TRANSFER CERTIFICATE

To: [            ] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

PBL Entertainment (Macau) Limited – $500 Million Facility Agreement

dated [4] September 2006 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 21.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 21.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 21.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                        ].

[Agent]

By:

SCHEDULE 5

APLMA FORM OF CONFIDENTIALITY UNDERTAKING

To:

From:

Dated:

Dear Sirs

PBL Entertainment (Macau) Limited -$500 Million Facility Agreement

dated [4] September 2006 (the “Agreement”)

We understand that you are considering participating in the Facilit[y/ies]. In consideration of us agreeing to make available to you certain information, by your signature of a copy of this letter you agree as follows:

1.	Confidentiality Undertaking You undertake:

(a)	to keep the Confidential Information confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information is protected with security measures and a degree of care that would apply to your own confidential information;

(b)	to keep confidential and not disclose to anyone the fact that the Confidential Information has been made available or that discussions or negotiations are taking place or have taken place between us in connection with the Facilit[y/ies];

(c)	to use the Confidential Information only for the Permitted Purpose;

(d)	to use all reasonable endeavours to ensure that any person to whom you pass any Confidential Information (unless disclosed under paragraph 2(b) below) acknowledges and complies with the provisions of this letter as if that person were also a party to it; and

(e)	not to make enquiries of any member of the Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to the Facilit[y/ies].

2.	Permitted Disclosure We agree that you may disclose Confidential Information:

(a)	to members of the Participant Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Participant Group;

(b)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Participant Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Participant Group; or

(c)	with the prior written consent of us and the Borrower.

3.	Notification of Required or Unauthorised Disclosure You agree (to the extent permitted by law) to inform us of the full circumstances of any disclosure under paragraph 2(b) or upon becoming aware that Confidential Information has been disclosed in breach of this letter.

4.	Return of Copies If we so request in writing, you shall return all Confidential Information supplied to you by us and destroy or permanently erase all copies of Confidential Information made by you and use all reasonable endeavours to ensure that anyone to whom you have supplied any Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that you or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2(b) above.

5.	Continuing Obligations The obligations in this letter are continuing and, in particular, shall survive the termination of any discussions or negotiations between you and us. Notwithstanding the previous sentence, the obligations in this letter shall cease (a) if you become a party to or otherwise acquire (by assignment or sub participation) an interest, direct or indirect in the Facilit[y/ies] or (b) twelve months after you have returned all Confidential Information supplied to you by us and destroyed or permanently erased all copies of Confidential Information made by you (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	No Representation; Consequences of Breach, etc You acknowledge and agree that:

(a)	neither we nor any of our officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information or any other information supplied by us or any member of the Group or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information or any other information supplied by us or any member of the Group or be otherwise liable to you or any other person in respect to the Confidential Information or any such information; and

(b)	we or members of the Group may be irreparably harmed by the breach of the terms of this letter and damages may not be an adequate remedy; each Relevant Person or member of the Group may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this letter by you.

7.	No Waiver; Amendments, etc This letter sets out the full extent of your obligations of confidentiality owed to us in relation to the information the subject of this letter. No failure or delay in exercising any right, power or privilege under this letter will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges under this letter. The terms of this letter and your obligations under this letter may only be amended or modified by written agreement between us.

8.	Inside Information You acknowledge that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and you undertake not to use any Confidential Information for any unlawful purpose.

9.	Nature of Undertakings The undertakings given by you under this letter are given to us and (without implying any fiduciary obligations on our part) are also given for the benefit of the Borrower and each other member of the Group.

10.	Third party rights

(a)	Subject to paragraph 6 and paragraph 9 the terms of this letter may be enforced and relied upon only by you and us and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

(b)	Notwithstanding any provisions of this letter, the parties to this letter do not require the consent of any Relevant Person or any member of the Group to rescind or vary this letter at any time.

11.	Governing Law and Jurisdiction This letter (including the agreement constituted by your acknowledgement of its terms) shall be governed by and construed in accordance with the laws of England and the parties submit to the non-exclusive jurisdiction of the English courts.

12.	Definitions In this letter (including the acknowledgement set out below):

“Confidential Information” means any information relating to the Borrower, the Group, and the Facilit[y/ies] including, without limitation, the information memorandum, provided to you by us or any of our affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this letter or (b) is known by you before the date the information is disclosed to you by us or any of our affiliates or advisers or is lawfully obtained by you after that date, other than from a source which is connected with the Group and which, in either case, as far as you are aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

“Group” means the Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

“Participant Group” means you, each of your holding companies and subsidiaries and each subsidiary of each of your holding companies (as each such term is defined in the Companies Act 1985); and

“Permitted Purpose” means considering and evaluating whether to enter into the Facilit[y/ies].

Please acknowledge your agreement to the above by signing and returning the enclosed copy.

Yours faithfully

authorised signatory for
[ ]

To:	[Arranger]
The Borrower and each other member of the Group

We acknowledge and agree to the above:

authorised signatory for
[ ]

SIGNATURES

THE BORROWER

PBL ENTERTAINMENT (MACAU) LIMITED

By:	/s/

Address:	1st Floor, Room 13
25 Avenida Dr. Mario Soares
Macau

Attention:	The directors

Telephone:	+853 591 128

Fax:	+853 345 678

With a copy to :-

Publishing and Broadcasting Limited

Address :	Level 2, 54 Park Street
Sydney
New South Wales 2000
Australia

Attention :	Company Secretary

Fax:	+61 2 9282 8828

Melco International Development Limited

Address :	38th Floor, The Centrium
60 Wyndham Street
Central
Hong Kong

Attention :	Clarence Chung, Chief Operating Officer
Samuel Tsang, Group Legal Counsel and Company Secretary

THE ARRANGERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/

Address:	31st Floor, One Exchange Square
8 Connaught Road, Central
Hong Kong

Attention:	Vikas Batra (Executive Director & Head of Project & Structure Finance, Asia)

Telephone:	+852 2843 7209

Fax:	+852 2230 5709

BANC OF AMERICA SECURITIES ASIA LIMITED

By:	/s/

Address:	42/F Two International Finance Centre
8 Finance Street
Hong Kong

Attention:	Russell McCormack (relationship/credit issues)
Danny Chu/Chan Yuen Hong (operational/funding issues)

Telephone:	+852 2847 6888

Fax:	+852 2847 5886

BARCLAYS CAPITAL

By:	/s/

Address:	42nd Floor, Citibank Tower
3 Garden Road Central
Hong Kong

Attention:	Head of Loan Administration

Telephone:	+852 2903 2345/+852 2903 2347

Fax:	+852 2903 2395

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/	/s/ Chris Gammons

Address:	51/F Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Attention:	Chris Gammons/Melissa Lu/Deepak Dangayach (legal and documentation issues) Jackie Leung/Johnny Lee (loan ops/admin)

Telephone:	+852 2203 8047/+852 2203 7463/+852 2203 7087/+852 2203 8130

Fax:	+852 2203 7215/+852 2203 7241

THE AGENT

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/

Address:	Level 17
530 Collins Street
Melbourne, Vic 3000
Australia

Attention:	Manager - PBL Entertainment (Macau) Ltd transaction

Telephone:	+61 3 9273 5555

Fax:	+61 3 8542 5286 (International)
1300 557 263 (Domestic)

THE SECURITY TRUSTEE

ANZ FIDUCIARY SERVICES PTY LIMITED

By:	/s/

Address:	Level 17
530 Collins Street
Melbourne, Vic 3000
Australia

Attention:	The Security Trustee - PBL Entertainment (Macau) Ltd transaction

Telephone:	+61 3 9273 5555

Fax:	+61 3 8542 5286 (International)

1300 557 263 (Domestic)

THE ACCOUNT BANK

BANK OF AMERICA N.A., HONG KONG BRANCH

By:	/s/

Address:	42/F Two International Finance Centre
8 Finance Street
Hong Kong

Attention:	Russell McCormack (relationship/credit issues) Danny Chu/Chan Yuen Hong (operational/funding issues)

Telephone:	+852 2847 6888

Fax:	+852 2847 5886

THE LENDERS

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By:	/s/

Address:	Level 17
530 Collins Street
Melbourne, Vic 3000
Australia

Attention:	John Raftopoulous (Manager - Project & Structured Finance)

Telephone:	+61 3 9273 2899

Fax:	+61 3 9273 2111

BANK OF AMERICA, N.A.

By:	/s/

Address:	42/F Two International Finance Centre
8 Finance Street
Hong Kong

Attention:	Russell McCormack (relationship/credit issues) Danny Chu/Chan Yuen Hong (operational/funding issues)

Telephone:	+852 2847 6888

Fax:	+852 2847 5886

BARCLAYS BANK PLC

By:	/s/

Address:	Loan Operations
10 The South Colonnade
London E14 4PU
UK

Attention:	Mark Williams/Sue Penfold

Telephone:	+44 207 773 6436/+44 207 773 6420

Fax:	+44 207 773 6811

DEUTSCHE BANK AG, HONG KONG BRANCH

By:	/s/	/s/

Address:	51/F Cheung Kong Center
2 Queen’s Road Central
Hong Kong

Attention:	Chris Gammons/ Melissa Lu/Deepak Dangayach (legal and documentation issues)

Jackie Leung/Johnny Lee (loan ops/admin)

Telephone:	+852 2203 8047/+852 2203 7463/+852 2203 7087/+852 2203 8130

Fax:	+852 2203 7215/+852 2203 7241